Exhibit 99.CODEETH

1.4.30 SOX Code of Ethics for Principal Executives and Senior Financial Officers

1	Scope

"MSIM" or "MSIM Adviser" means Morgan Stanley Investment Management Inc., and its relevant advisory affiliates which serve as an administrator or adviser to the 40 Act Funds, which includes Eaton Vance Management, Boston Management and Research, Calvert Research and Management, and Morgan Stanley AIP GP LP.

2	Policy

6.1	Overview

To implement Section 406 of SOX, the SEC adopted certain disclosure requirements to Form N-CSR in connection with the 40 Act Funds' adoption of a code of ethics for senior financial officers, or if such code of ethics was not adopted, the reasons for not adopting a code. If adopted, the code of ethics applies to the Funds' senior financial officers (i.e., principal executive officer, principal financial officers, principal accounting officer, or comptroller, or persons performing similar functions). These disclosure requirements, as applicable to the 40 Act Funds, are discussed below.

6.2	Application to the 40 Act Funds

The Morgan Stanley Institutional and Retail Funds, AIP Closed-End 40 Act Funds, AIP Registered Funds, Eaton Vance Funds, and Calvert Funds have each adopted a Code of Ethics for Principal Executive and Senior Financial Officers (the “Senior Executive Code”). The Senior Executive Code applies to each Fund's Principal Executive Officer, President, Principal Financial Officer and Treasurer (or persons performing similar functions) (collectively, the “Covered Officers”) for the purpose of promoting:

▪	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

▪	Full, fair, accurate, timely and understandable disclosure in reports and documents that a company files with, or submits to, the SEC and in other public communications made by the Fund;

▪	Compliance with applicable laws and governmental rules and regulations;

▪	Prompt internal reporting of violations of, and to appropriate person(s) identified in, the Senior Executive Code; and

▪	Accountability for adherence to the Senior Executive Code.

6.3	General Requirements of the Senior Executive Code

The Senior Executive Code requires, in relevant part, that each Covered Officer must:

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Fund Compliance Manual

▪	Affirm in writing to the Board of the respective 40 Act Fund or the 40 Act Fund’s Chief Compliance Officer that she or he has received, read and understands the Senior Executive Code upon becoming a Covered Officer;

▪	Annually thereafter affirm to the Board of the respective 40 Act Fund or the 40 Act Fund’s Chief Compliance Officer that she or he has complied with the requirements of the Senior Executive Code;

▪	Not retaliate against any other Covered Officer, other officer or employee of the 40 Act Funds or their affiliated persons for reports of potential violations that are made in good faith; and

▪	Notify the General Counselor designee promptly if she or he knows of, or suspects, any violation of the Senior Executive Code.

The General Counsel or designee applies the Senior Executive Code to specific situations and has the authority to interpret the Senior Executive Code. Any waivers of the Senior Executive Code must be approved by the Board of Directors/Trustees of the applicable 40 Act Funds.

6.4	Form N-CSR Requirements

The 40 Act Funds must comply with the requirements of Form N-CSR regarding the Senior Executive Code, including the following: Disclose in its Form N-CSR that it has adopted the Senior Executive Code; In the event of any amendments to, or waivers (including implicit waivers) from, provisions in the Senior Executive Code:

▪	File a copy of the Senior Executive Code, with any amendments or waivers (i.e., a description and date of the waiver and the name of the person who received the waiver), as an exhibit to its annual report on Form N-CSR;

▪	Post the text of the Senior Executive Code on its website and disclose, in its most recent report on Form N-CSR, its internet address and the fact that the Code is posted on the website; or

▪	Undertake in its most recent Form N-CSR to provide to any person without charge, upon request, a copy of the Senior Executive Code and explain the manner in which such request may be made.

3	Roles and Responsibilities

▪	The Compliance Department, in consultation with the Legal Department, amends and updates the Senior Executive Code, including exhibits (except those related to Fund lists, which are updated by the Legal Department), and seeks Board approval, as may be required.

▪	The Compliance Department requests a certification from each Covered Officer upon becoming a Covered Officer, and, at least annually, from each Covered Officer regarding acknowledgment and compliance with the Senior Executive Code.

▪	The Legal Department coordinates any applicable reporting (i.e., violations, certifications, etc.) to, or requests for waivers or exceptions from, the respective Funds' Boards.

▪	Fund Administration1, in consultation with the Legal Department, makes the necessary Form N-CSR disclosures and fulfills all applicable filing requirements.

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Fund Compliance Manual

4	Policy Governance

Effective Date:	April 2023
Risk Addressed by Policy:	The Funds' principal executives and senior financial officers do not comply with written standards that are reasonably designed to deter wrongdoing and to promote, among other things, honest and ethical conduct.
Relevant Law and Other Sources:	Section 406 of SOX; Rule 30b2-1 under the 1940 Act; Form N-CSR (Certified Shareholder Report of Registered Management Investment Companies), Item 2 - Code of Ethics (see also SEC Adopting Release, Final Rule: Certification of Management Investment Company Shareholder Reports and Designation of Certified Shareholder Reports as Exchange Act Periodic Reporting Forms; Disclosure Required by Sections 406 and 407 of the Sarbanes- Oxley Act of 2002, January 27, 2003)
Owner:	Head of IM Policies, Training and Regulatory Developments
Approver:	Chief Compliance Officer of Morgan Stanley Funds, Eaton Vance Funds, Calvert Funds, and North Haven Private Assets Fund
Contact Information:	im_compliance_policies@morganstanley.com
Intranet Location:	http://policypreview/2162608

5	Recordkeeping

Records are retained in accordance with the Firm’s Global Information Management Policy, which establishes general Firm-wide standards and procedures regarding the retention, handling, and destruction of official books and records and other information of legal or operational significance. The Global Information Management Policy incorporates the Firm’s Master Retention Schedule, which lists various record classes and associated retention periods on a global basis.

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